Exhibit (a)(4)



                              ARTICLES OF AMENDMENT

     PREFERRED INCOME FUND INCORPORATED, a Maryland corporation having its principal place of business in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Articles of Amendment and Restatement of the Corporation are hereby amended by adding the following paragraph to Article II ("Purposes and Powers"), with the existing paragraph (4) consecutively renumbered.

     (4) To pursue the investment objective of high current income for holders of its common stock consistent with preservation of capital.

     SECOND: Article II ("Purposes and Powers") is hereby further amended to add at the end of the last paragraph thereof the following proviso

     ; provided, that the Corporation may not (i) purchase securities (other than securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities ("Government Securities")) of any issuer if as a result of the purchase more than 5% of the value of the Corporation's total assets would be invested in the securities of the issuer, except that up to 25% of the value of the Corporation's total assets may be invested without regard to this 5% limitation, (ii) purchase more than 10% of the voting securities of any one issuer, or more than 10% of the securities of any class of any one issuer, except that (X) this limitation is not applicable to the Corporation's investment in Government Securities and (Y) up to 25% of the value of the
Corporation's total assets may be invested without regard to this 10% limitation, and (iii) make any investments for the purpose of exercising control or management of any company.

     THIRD: Paragraphs (ii), (iii), and (vii) of Section 2 of Article VI ("Certain Transactions") are hereby amended and restated in their entirety as follows:

     (ii) "Continuing Director" means any member of the Board of Directors of the Corporation who (A) is not an Interested Party or an Affiliate or an Associate (as these terms are defined below) of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months, or (B) is a successor of a Continuing Director who is not an Interested Party or an Affiliate or Associate of an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors or (C) is elected to the Board to be a Continuing Director by a majority of the Continuing Directors then on the Board of Directors and who is not an Interested Party or an Affiliate or Associate of an Interested Party.

     (iii) "Interested Party" shall mean any person, other than an investment company advised by the Corporation's initial investment manager or any of its Affiliates which enters, or proposes to enter, into a Business Combination with the Corporation or which individually or together with any other persons beneficially owns or is deemed to own, directly or indirectly, more than 5 percent of any class of the Corporation's securities (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act")).

     (vii) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act, provided that the term "Affiliate" shall also include any person who, at or prior to the time of election to the Board of Directors, had expressed support in writing of any proposals of an Interested Party for which shareholder approval would be required (for purposes of consideration of those proposals only).

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

     FOURTH: Article VIII ("Amendments") is hereby amended to add the following paragraph (3).

     (3) Notwithstanding any other provision of these Articles of Incorporation, no amendment to these Articles of Incorporation of the Corporation shall amend, alter, change or repeal paragraph (4) of Article II or the proviso at the end of the last paragraph of Article II unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of at least eighty percent (80%) of the votes of the Corporation's Common Stock and Preferred Stock entitled to be cast by stockholders, voting as a single class, and of at least eighty (80%) of the votes of the Corporation's Preferred Stock entitled to be cast by stockholders, voting as a separate class, unless such action previously has been approved, adopted or authorized by the affirmative vote of eighty percent (80%) of the total number of Continuing Directors, in which case the affirmative vote of a majority of the votes entitled to be cast by the holders of the Corporation's Common Stock and Preferred Stock to be voted on the matter, voting as a single class, unless otherwise provided in the charter or unless otherwise required by law, shall be required to approve, adopt, or authorize such an amendment.

     FIFTH: That the foregoing amendments to the Articles of Amendment and Restatement were duly advised by the Board of Directors of the Corporation (including at least 80% if the total number of Continuing Directors as defined in the charter) at a meeting held on February 20, 1998 and approved by an affirmative vote of a majority of the vote entitled to be cast by the holders of the Corporation's Common Stock to be voted on the matter and a majority of the holders of the Corporation's Money Market Cumulative Preferred Stock(TM) to be voted on the matter, each voting as a separate class, at the reconvened Annual Meeting of the Corporation held on May 15, 1998.

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

     The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's Articles of Amendment and Restatement are true in all material respects, and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, PREFERRED INCOME FUND INCORPORATED has causes this instrument to be executed in its name and on its behalf by its President, Robert
T. Flaherty, and attested by its Secretary, Donald F. Crumrine, on the 17th of June, 1998.

                                              PREFERRED INCOME FUND INCORPORATED


                                               By: /s/ Robert T. Flaherty
                                                   ----------------------
                                                   Robert T. Flaherty, President
ATTEST:

/s/ Donald P. Crumrine
----------------------
Donald P. Crumrine, Secretary


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